                                                                   Exhibit 12.1

        Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                            (dollars in thousands)

                                                                                                    Nine Months
                                                                      Three months    Years Ended      Ended     Years Ended
                                                                     Ended March 31,  December 31,  December 31,   March 31,
                                                                     1999     1998   1998    1997      1996      1996    1995
                                                                    ---------------------------------------------------------------
Ratio of earnings to fixed charges

Pretax earnings (loss) from continuing operations(b)                  876    2,177   7,936   4,751      675     (607)      (704)

Fixed charges
   Interest expense                                                   789      344   1,870     778      193       36         29
   Capitalized interest                                               185       11     448      40
                                                                    ---------------------------------------------------------------
Total fixed charges                                                   974      355   2,318     818      193       36         29
                                                                    ---------------------------------------------------------------
Less capitalized interest                                            (185)     (11)   (448)    (40)       0        0          0
                                                                    ---------------------------------------------------------------
                                                                      789      344   1,870     778      193       36         29

Adjusted earnings                                                   1,665    2,521   9,806   5,529      868     (571)      (675)

Ratio of earnings to fixed charges                                   1.71     7.10    4.23    6.76     4.50   (15.86)(a) (23.28)(a)

Ratio of earnings to fixed charges and preference security dividend

Pretax earnings (loss) from continuing operations(b)                  876    2,177   7,936   4,751      675     (607)      (704)

Fixed charges
   Interest expense                                                   789      344   1,870     778      193       36         29
   Capitalized interest                                               185       11     448      40
   Preferred stock dividends                                                                   400      440      505         94
                                                                    ---------------------------------------------------------------
Total fixed charges                                                   974      355   2,318   1,218      633      541        123
                                                                    ---------------------------------------------------------------
Less capitalized interest                                            (185)     (11)   (448)    (40)       0        0          0
                                                                    ---------------------------------------------------------------
                                                                      789      344   1,870   1,178      633      541        123

Adjusted earnings                                                   1,665    2,521   9,806   5,929    1,308      (66)      (581)

Ratio of earnings to fixed charges                                   1.71     7.10    4.23    4.87     2.07    (0.12)(a)  (4.72)(a)

(a) Earnings did not cover fixed charges for the years ended March 31, 1996 and 1995, by $607 and $704.
(b) Excludes equity in earnings of equity investee.